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Annual Statement as to Compliance

For the Year Ended December 31, 2025 (the “Reporting Period”)

Issued By:

Berkadia Commercial Mortgage LLC

February 20, 2026

Pursuant to Trust & Servicing Agreement governing the referenced transactions, as an authorized officer of Berkadia Commercial Mortgage LLC (“Berkadia”), I hereby attest that:

         i.            A review of the activities of Berkadia as Servicer during the (Reporting period) period and of its performance under the applicable Trust & Servicing Agreement has been made under my supervision.

       ii.            To the best of my knowledge, based on such review, Berkadia as Servicer has fulfilled, in all material respects, its obligations under the applicable Trust & Servicing Agreement throughout the Reporting period.

Deal Information:

Investor Number	Deal Name	Library	Section in the Servicing agreement
22026	BSST 2022-1700	A	3.19
22051	ILPT 2022-LPFX	A	13.7
22055	NCMF 2022-MFP	A	3.19
23017	SCOTT Trust 2023-SFS	A	11.7
23070	DATA 2023-CNTR	A	3.19
23181	TYSN 2023-CRNR	A	11.07
23196	NJ 2023-GSP	A	11.7
24075	BFLD 2024-VICT	A	3.19
24117	SHR 2024-LXRY	A	3.19
24140	INV 2024-IND	A	3.19
25077	BPR 2025-ALDR	A	3.19
25088	GFH 2025-IND	A	3.19

/s/ Andrea Kopanaiko

Andrea Kopanaiko

VP – Servicing Compliance

323 Norristown Rd, Suite 300, Ambler, PA 19002

BERKADIA COMMERCIAL MORTGAGE LLC

BERKADIA.COM